                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                        INVESTMENT TECHNOLOGY GROUP, INC.



                                   ARTICLE ONE

                                      NAME


            The name of the Corporation is:

                        Investment Technology Group, Inc.


                                   ARTICLE TWO

                                REGISTERED ADDRESS


            The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                  ARTICLE THREE

                                     PURPOSE


            The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

                                  ARTICLE FOUR

                                  CAPITAL STOCK


            A.    AUTHORIZED STOCK.

            The total number of shares of stock which the Corporation shall have authority to issue is one hundred one million (101,000,000), of which stock one hundred million (100,000,000) shares of the par value of One Cent ($.01) each, amounting in the aggregate to One Million Dollars ($1,000,000) shall be Common Stock and of which one million (1,000,000) shares of the par value of One Cent ($.01) each, amounting in the aggregate to Ten Thousand Dollars ($10,000) shall be Preferred Stock.

            The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions of the Preferred Stock and Common Stock are as follows:

            B.    PREFERRED STOCK.

            The Board of Directors is hereby expressly authorized at any time, and from time to time, to create and provide for the issuance of shares of Preferred Stock in one or more series (the "Series Preferred Stock") and, by filing a certificate pursuant to the DGCL (hereinafter referred to as a "Preferred Stock Designation"), to establish the number of shares to be included in each such series, and to fix the designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors, including, but not limited to, the following:

            (i) the designation of and the number of shares constituting such series, which number the Board of Director may thereafter (except as otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares of such series then outstanding);

           (ii) the dividend rate for the payment of dividends on such series, if any, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends, if any, shall bear to the dividends payable on any other class or classes of or any other series of capital stock, the conditions and dates upon which such dividends, if any, shall be payable, and whether such dividends, if any, shall be cumulative or non-cumulative;

          (iii) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to such redemption, the times, prices and other terms and conditions of such redemption;

           (iv) the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;

            (v) whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of, any other series of any class or classes of capital stock of, or any other security of, the Corporation or any other corporation, and, if provision be made for any such conversion or exchange, the times, prices, rates, adjustments and any other terms and conditions of such conversion or exchange;

           (vi) the extent, if any, to which the holders of the shares of such series shall be entitled to vote as a class or otherwise with respect to the election of directors or otherwise;

          (vii) the restrictions, if any, on the issue or reissue of shares of the same series or of any other class or series;

         (viii) the amounts payable on and the preferences, if any, of the shares of such series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

           (ix) any other relative rights, preferences and limitations of that series.

            C.    COMMON STOCK.

            Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all other matters on which stockholders of the Corporation are entitled to vote. Subject to any rights that may be conferred upon any holders of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation (excluding Common Stock), upon dissolution, the holders of Common Stock then outstanding shall be entitled to receive the net assets of the Corporation. Such net assets shall be divided among and paid to the holders of Common Stock, on a pro rata basis, according to the number of shares of Common Stock held by them. Subject to any rights that may be conferred upon any holders of Preferred Stock or any other series or class of stock as set forth in this Certificate of Incorporation (excluding Common Stock), the holders of shares of Common Stock shall be entitled to receive, as, when and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in stock or otherwise.


                                  ARTICLE FIVE

                 BOARD OF DIRECTORS AND STOCKHOLDER ACTION


            A. Subject to the rights of any holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. The exact number of directors shall be fixed, and may be increased or decreased from time to time in such manner as may be prescribed, by the By-laws of the Corporation.

            B. The election of directors need not be by written ballot unless the By-Laws shall so provide.

            C. Directors shall be elected and hold such term of office as provided in the By-laws of the Corporation

            D. Subject to the rights of holders of any class or series of capital stock as specified in the resolution providing for such class or series of capital stock, no person shall be eligible for election as a director of the Corporation unless nominated in accordance with the procedures set forth in the By-laws of the Corporation.

            E. Except as may be provided in a resolution or resolutions providing for any class or series of Preferred Stock pursuant to Article Four hereof, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any written consent in lieu of a meeting by such holders.

            F. Special meetings of the stockholders of the Corporation may be called only by the secretary of the Corporation at the request of (i) a majority of the total number of directors which the Corporation at the time would have if there were no vacancies or (ii) any person authorized by the Board of Directors (through a vote of a majority of the total number of directors which the Corporation at the time would have if there were no vacancies). Notwithstanding the foregoing, stockholders shall have no right to call a special meeting of stockholders.

            G. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of shares representing at least 66 2/3% of the voting power of the then outstanding stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with this Article FIVE.


                                   ARTICLE SIX

                         PERSONAL LIABILITY OF DIRECTORS


          A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereinafter amended to permit a corporation to further eliminate or limit the liability of a director of a corporation, then the liability of a director of the Cor-poration, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall be further eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any amendment, repeal, or modification of this Article Six shall not adversely affect any right or protection of a director of the Corporation for any act or omission occurring prior to the date when such amendment, repeal or modification became effective.


                                  ARTICLE SEVEN

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS


            The Corporation shall, to the fullest extent permitted by section 145 of the DGCL, as the same may be amended and supplemented, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons and the Corporation may purchase and maintain insurance on behalf of any director or officer to the extent permitted by section 145 of the DGCL.


                                  ARTICLE EIGHT

                                   AMENDMENTS


            The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation. The Board of Directors shall have the power to adopt, change and repeal the By-Laws of the Corporation.